UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2013 (August 13, 2013)

VANGUARD HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35204	62-1698183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee	37215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 665-6000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 13, 2012, pursuant to the Vanguard Health Systems, Inc. Annual Incentive Plan, the Compensation Committee of the Board of Directors of Vanguard Health Systems, Inc. (the “Company”) adopted the specific cash bonus program (the “2014 Incentive Plan”) for the six months ending December 31, 2013 (the “Measurement Period”) applicable to, among others, the Company’s named executive officers. The Compensation Committee did not adopt a cash bonus program for the Company’s entire 2014 fiscal year because of the Company’s pending acquisition by Tenet Healthcare Corporation (the “Merger”). Under the 2014 Incentive Plan, the Company’s executive officers, including its named executive officers, will be eligible to receive a cash bonus payment equal to a certain percentage of base salary based upon the Company’s achievement in the Measurement Period of specific performance targets established by the Compensation Committee. For the 2014 Incentive Plan, target awards for our executive officers will be based 50% upon the Company achieving a consolidated Adjusted EBITDA (as calculated in a manner consistent with the Company’s periodic filings with the U.S. Securities and Exchange Commission) performance level goal and 50% upon the Company achieving a consolidated free cash flow (defined as Adjusted EBITDA less certain capital expenditures, except those construction projects which the Company is allowed to exclude from its covenant limiting its annual capital expenditures found in the Company’s principal credit agreement, plus a working capital component) performance level goal.

The Compensation Committee determined a target award for each executive officer and designated the performance level required to earn each target award. The Compensation Committee also determined threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. The thresholds represent the performance levels below which no bonus may be paid with respect to a particular performance measure.

Under the 2014 Incentive Plan, the target percentages of base salary set for the Measurement Period and the threshold, target and maximum payments (expressed as a percentage of base salary) for each of the Company’s named executive officers (pursuant to Instruction 4 to Item 5.02 of Form 8-K, those executive officers previously included in the Company’s most recent definitive proxy statement filed with the U.S. Securities and Exchange Commission, other than Kent H. Wallace who resigned his position with the Company effective February 28, 2013) will be as follows:

Percentage of Base Salary	Charles N. Martin, Jr.	Phillip W. Roe	Keith B. Pitts	Bradley A. Perkins
Target	60%	50%	50%	50%
Threshold	12%	10%	10%	10%
Maximum	90%	75%	75%	75%

The percentages set forth above are half of their normal amount since the Measurement Period only covers the six months ending December 31, 2013 instead of the entire 2014 fiscal year.

A threshold award of 20% of the target award relating to the Adjusted EBITDA and free cash flow goals would be payable upon the Company reaching 96% of each of the Adjusted EBITDA and free cash flow goals, with increasing payout levels of 40% to 80% of the target award payable upon the Company reaching 97% to 99% of each of such goals (in each case calculated in evenly graduated increments). A maximum award of an aggregate of 150% of the target awards relating to the Adjusted EBITDA and free cash flow goals would be payable upon the Company reaching 105% of each of the Adjusted EBITDA and free cash flow goals, with increased awards of 110% to 140% of the target awards payable upon the Company reaching 101% to 104% of such goals (in each case calculated in evenly graduated increments).

The Compensation Committee has the discretion to adjust the annual performance targets during the Measurement Period in the event of acquisitions and divestitures, restructured or discontinued operations, or other extraordinary or unusual events occurring during the Measurement Period. Also, the Company’s Chief Executive Officer may, in his sole discretion, reduce an award earned by an executive officer if the Chief Executive Officer concludes that such executive officer has at any time during his or her employment with the Company failed to exhibit business or personal behavior in compliance with the Company’s Code of Business Conduct and Ethics, the Company’s Compliance Manual, any of the Company’s legal, accounting and human resources policies or applicable law or regulations.

The awards earned by the Company’s executive officers for the Measurement Period will be paid no later than February 15, 2014. A participant in the 2014 Incentive Plan must be employed on the payment date to receive any amount payable under the 2014 Incentive Plan; provided, however, that, subject to the terms of his or her employment or severance protection agreement, as applicable, an executive officer is eligible to receive a pro rata portion of any cash award if the Merger has been consummated in accordance with its terms, the executive officer’s employment with the Company is terminated on or after the date of the Merger (but prior to the end of the Measurement Period) either by the Company without cause or by the executive officer for “good reason” (as defined in the executive officer’s employment or severance protection agreement, as the case may be), and such executive officer would have been eligible to receive a cash award if he or she had remained employed by the Company on the date of payment for the cash award, in which event the cash award will be prorated through the executive officer’s last date of employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2013	VANGUARD HEALTH SYSTEMS, INC. (Registrant)

	By:	/s/ James H. Spalding
James H. Spalding
Executive Vice President, General Counsel and Secretary